Exhibit 1.3

INTRODUCED

On the basis of the Resolution on increase of the charter capital of Mechel OAO

(Minutes No. 1 of the Extraordinary

General Shareholders’ Meeting of

Mechel Steel Group Open Joint Stock Company, dated January 23, 2004)

and the Report on results of the additional securities issuance (registered by the Federal Financial Markets Service on November 18, 2004, state registration N 1-01-55005-E-001D).

AMENDMENTS TO THE CHARTER OF

Mechel Steel Group

Open Joint Stock Company

(hereinafter — the “Company”)

Moscow, 2004

1.              Article 7, clause 7.1., of the Company’s Charter is stated as follows:

“7.1.                        The charter capital of the Company shall be 4,162,707,450.00 (Four billion one hundred sixty two million seven hundred seven thousand four hundred fifty) rubles. The charter capital of the Company shall consist of the nominal value of 416,270,745 (four hundred sixteen million two hundred seventy thousand seven hundred forty five) common registered shares with the nominal value of 10 (ten) rubles each.”

2.              Article 7, clause 7.2., of the Company’s Charter is stated as follows:

“7.2.                        The number of placed shares of the Company shall be 416,270,745 (four hundred sixteen million two hundred seventy thousand seven hundred forty five) common registered shares. The form of issuance of the shares is the book-entry form.

                                                The shares of the Company distributed at the time of foundation shall be fully paid within one year after the moment of state registration of the Company. At least 50% (fifty percent) of the shares of the Company distributed upon the foundation shall be paid within 3 (three) months after the moment of state registration of the Company.”

3.              Article 7, clause 7.3., of the Company’s Charter is stated as follows:

“7.3.                The number of declared shares that the Company is entitled to issue in addition to the placed shares shall be 81,698,341 (eighty one million six hundred ninety eight thousand three hundred forty one) common registered shares with the value of 10 (ten) rubles each. The form of issuance is the book-entry form.”